Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Joe Wilkinson	Patrick Smith
Deltek, Inc.	Deltek, Inc.
703.885.9423	703.885.9062
joewilkinson@deltek.com	patricksmith@deltek.com

Deltek Announces Proposed Senior Secured Credit Facility

HERNDON, Va.—Oct. 12, 2010 – Deltek, Inc. (Nasdaq:PROJ), the leading global provider of enterprise applications software and solutions designed specifically for project-focused businesses and professional services firms, announced today that it intends to pursue a proposed refinancing of its existing credit agreement (the “Existing Credit Agreement”), which as of June 30, 2010 consisted of $151.9 million of term loans, which will mature in April 2011 and April 2013. The Existing Credit Agreement also includes a $22.5 million revolving credit facility that expires in April 2013.

The Company intends to engage in discussions with potential lenders, including those under the Existing Credit Agreement, to provide financing to repay in full all indebtedness and other amounts due under the Existing Credit Agreement and for general corporate purposes. The Company anticipates that the new credit agreement (the “New Credit Agreement”) will allow for up to $220 million in borrowings, consisting of a secured term loan facility of $190 million maturing in 2016 and a secured revolving credit facility of $30 million expected to mature in 2015. The Company has not received any firm commitments at this time, and there can be no assurance that financing commitments will be obtained. If obtained, the final terms of the New Credit Agreement may be different from the ones described above.

About Deltek

Deltek (Nasdaq: PROJ) is the leading global provider of enterprise applications software and solutions designed specifically for project-focused businesses and professional services firms globally. For nearly three decades, we have enabled government contractors and professional services firms to automate mission-critical business processes around the engagement, execution and delivery of projects. Over 13,000 customers use our solutions to measure business results, optimize performance, streamline operations and win new business. For more information, visit www.deltek.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “would” or similar words. You should consider these statements carefully because they discuss our plans, targets, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. Our actual results may differ materially from the expectations we describe in our forward-looking statements. Factors or events that could cause our actual results to materially differ may emerge from time to time, and it is not possible for us to accurately predict all of them. Before you invest in our common stock, you should be aware that the occurrence of any such event or of any of the additional events described as risk factors in the Company’s filings with the Securities and Exchange Commission could have a material adverse effect on our business, results of operation and financial position. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.